Exhibit 99.1

Cirrus Logic Acquires China's Caretta Integrated Circuits For $10.5 Million

    Purchase Expands Engineering Resources in China and Diversifies
     Cirrus Logic's Analog Expertise into Growing Market for Power
                    Management Integrated Circuits


    AUSTIN, Texas--(BUSINESS WIRE)--Jan. 3, 2007--Cirrus Logic Inc. (Nasdaq:CRUS), a leading designer of high-precision analog, mixed-signal and embedded integrated circuits, today announced that it has purchased all of the outstanding stock of Caretta Integrated Circuits, a fabless integrated circuit (IC) design company based in Shanghai. In connection with the acquisition, Cirrus Logic paid Caretta's stockholders $10.5 million in cash and has agreed to pay certain employees a potential earn-out based on financial performance over the next two years.

    "Acquiring Caretta expands and diversifies Cirrus Logic's expertise in analog IC technology, enables increased development of China-originated intellectual property, and provides us with a stronger, long-term strategic position to grow in China by developing our China-based organization," said David D. French, president and chief executive officer, Cirrus Logic. "This acquisition further strengthens Cirrus Logic's growth efforts toward expanding segments of the analog, mixed-signal IC market."

    Founded in 2004, Caretta has focused its initial IC development efforts on a battery protection IC for the single-cell lithium ion battery market. With offices in Shanghai and Shenzhen, Caretta employs 37 people, including 30 engineers.

    The company expects to recognize a one-time charge of $1 million to $4 million in the December quarter of 2006. This transaction is expected to be neutral to earnings per share in calendar 2007.

    Cirrus Logic Inc.

    Cirrus Logic develops high-precision analog and mixed-signal integrated circuits for a broad range of consumer and industrial markets. Building on its diverse analog mixed-signal patent portfolio, Cirrus Logic delivers highly optimized products for consumer and commercial audio, automotive entertainment and industrial applications. The company operates from headquarters in Austin, Texas, with offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Safe Harbor Statement

    Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including statements related to the impact on the Company's financial results. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. For factors that could cause our results to vary from expectations, please see the risk factors listed in our Form 10-K for the year ended March 25, 2006, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

    Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc. All other product names noted herein may be trademarks of their respective holders.

    CONTACT: Cirrus Logic Inc.
             Media Contact - Asia-Pacific:
             Regina Shum, +852-2376-0801
             regina.shum@cirrus.com
             or
             Media Contact - United States
             Bill Schnell, 512-851-4084
             bill.schnell@cirrus.com